Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-202627 on Form S-4 of our reports dated December 14, 2016, relating to the consolidated financial statements and the effectiveness of EZCORP, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016. We also have audited the retrospective adjustments for the 2014 financial statements related to the discontinued operations of Grupo Finmart.
We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO USA, LLP

Dallas, Texas
May 11, 2017